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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements of Ascent Pediatrics, Inc. on Form S-3 (File Number 333-56621) and on Form S-8 (File Numbers 333-31553, 333-31551, 333-31135 and 333-62065), of our report dated February 21, 1997, on our audits of the financial statements of A Product Line of Upsher-Smith Laboratories, Inc. to be acquired by Ascent Pediatrics, Inc. as of December 29, 1996, and for each of the two years in the period ended December 29, 1996, which report is included in this Annual Report on Form 10-K.

Our report dated February 21, 1997 contains an explanatory paragraph that states that the financial statements were prepared to present the assets related to the product line to be sold by Upsher-Smith Laboratories, Inc. and the net sales and the identified costs and expenses and that they are not intended to be a complete presentation of the product line's financial position, results of operations or cash flows.


                                      KPMG PEAT MARWICK LLP


Minneapolis, Minnesota
March 29, 1999